Exhibit 10.40

This letter confirms the terms of the agreement (“Agreement”) between Sweet Success Enterprises, Inc., (“SWTS”) and the Institutional Analyst, Inc. (IAI)

1.  Engagement.  SWTS has agreed to engage IAI as an independent contractor and consultant to provide investor relation services to SWTS, and IAI has agreed to provide these services to SWTS, subject to the terms and conditions described in this letter.

2.  Term.  The initial term of the engagement is for a period of one year from the date of this letter.  This agreement may be renewed at the end of the initial term, and at the end of any subsequent renewal term, for successive three-month periods, but only upon written notice by SWTS to IAI that it desires to continue the engagement.  Both parties acknowledge that SWTS’s judgment of the quality of services provided by IAI will be subjective, and that SWTS therefore has the absolute right to determine its satisfaction with these services.  Accordingly, there is no obligation, implied or otherwise, of SWTS to renew this agreement for successive terms.  SWTS, in its sole discretion, shall determine whether the services rendered by IAI pursuant to this agreement are satisfactory, and that SWTS has no obligation to renew this agreement for successive terms.

3.  Services.  IAI will provide to SWTS the following services: ongoing research coverage, update reports, corporate profiles/postcards, coverage announcements for news wires, free access to proprietary investor databases, consultation on securing non proprietary investor and broker databases.  IAI will also be available to provide counseling on style and content of investor relation material (SWTS will be responsible for ascertaining that said material meets all jurisdictional and regulatory requirements prior to public distribution) database management, lead generation and lead distribution and report distribution.

IAI will additionally distribute to the subscribers of both the Internet & Beverage Stock Review newsletters, all-corporate announcements and earnings announcements of SWTS, at no additional cost.

IAI additionally will distribute to the subscribers of the Internet & Beverage Stock Review newsletters, press releases and/or Corporate Profiles created by Good Morning Wall Street at no additional cost.  Good Morning Wall Street creates audio and/or video enhanced corporate press releases, corporate announcements and products/service announcements.  IAI would have to contract separately with Good Morning Wall Street for the production of any such enhanced services.

4.  Costs.  SWTS will be responsible for all printing and distribution, press release and/or advertising costs recommended by IAI and pre-approved and prepaid by SWTS.  SWTS will also be responsible for all travel related costs incurred by IAI when providing its’ services as determined by IAI and pre-approved and prepaid by SWTS.

5.  Compensation for Services.  SWTS will issue to IAI 300,000 restricted shares of SWTS common stock and a $5,000 retainer fee.  IAI will be granted piggyback registration rights on the registrations (other than a registration statement on Form S-4 or Form S-8) filed subsequent to the date of this contract.  All 300,000 shares will be included in the next registration.

IAI and SWTS agree that 300,000 shares is a nonrefundable payment for engagement of services.  If SWTS decides to terminate this agreement prior to end of the initial term, no refund will be forthcoming to SWTS or be payable by IAI.

6.  Additional Obligations of IAI.  IAI agrees that, in connection with its investor relation services to SWTS, it will abide by the following conditions:

a)  IAI will not release any non-public financial or other non-public material information about SWTS without prior written consent and approval of SWTS.

b)  IAI will not conduct any meetings with financial analysts without informing SWTS in writing in advance of the proposed meeting.

c)  IAI will not release any information or data about SWTS to any selected person(s), entitie(s) and/or group(s)  if IAI is aware that such information or data has not been or is not concurrently or generally disclosed by the company.

d)  After notice to IAI by SWTS of a filing for a proposed public offering of securities, and during any period of restriction on publicity, IAI shall not engage in any public relations efforts not in the normal course of business without the prior written approval of legal counsel for SWTS.

e)  IAI will indemnify SWTS from all claims, liability, costs or other expenses (including reasonable attorneys’ fees) incurred by SWTS as a result of any inaccurate information concerning SWTS released by IAI, unless such information was provided to IAI by SWTS, or as a result of any breach by IAI of any of the terms and conditions of this agreement.

7.  Additional Obligations of the Company.  SWTS agrees that, in connection with this agreement, it will indemnify IAI from all claims, liability, costs or other expenses incurred (including reasonable attorneys’ fees) incurred by IAI as a result of any false or intentionally misleading information concerning SWTS provided by SWTS or any of its officers or directors to IAI, or as a result of any breach by SWTS of any of the terms and conditions of this agreement.  If, in SWTS judgment, any material non-public information concerning SWTS cannot be revealed, SWTS will advise IAI in writing that a quiet period is in effect.

8.  Independent Contractor.  IAI is an independent contractor responsible for compensation of its agents, employees and representatives, as well as all applicable withholding and taxes (including unemployment compensation) and all workers’ compensation insurance.

9.  Assignment.  The rights and obligations of each party to this Agreement may not be assigned without the prior written consent of the other party.

10.  Entire Agreement.  This letter Agreement between SWTS and IAI contains the entire agreement between them.  This Agreement may not be modified or extended except in writing and signed by SWTS and IAI.

11.  Florida Law.  This Agreement shall be governed by and construed in accordance with Florida law.

12.  Arbitration and Waiver of Jury Trial.  ANY DISPUTE BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT SHALL BE SUBJECT TO BINDING ARBITRATION TO BE HELD IN DADE COUNTY, FLORIDA BEFORE A RETIRED FLORIDA SUPERIOR COURT JUDGE.  JUDGMENT ON THE ARBITRATOR’S AWARD SHALL BE FINAL AND BINDING, AND MAY BE ENTERED IN ANY COMPETENT COURT.  AS A PRACTICAL MATTER, BY AGREEING TO ARBITRATE ALL PARTIES ARE WAIVING JURY TRIAL.

13.  Attorney’s fees.  The prevailing party in any arbitration or litigation arising out of or relating to this letter agreement shall be entitled to recover all attorney’s fees and all costs (whether or not such costs are recoverable pursuant to Florida Code of Civil Procedure) as may be incurred in connection with either obtaining or collecting any judgment and/or arbitration award, in addition to any other relief to which that party may be entitled.

Please sign this letter agreement in the space provided below to indicate your agreement with the terms stated in this letter.

Sincerely,

Institutional Analyst, Inc.

By:

Date:

ROLAND R. PERRY

President, Institutional Analyst Inc.

AGREED AND ACCEPTED

Sweet Success Enterprises

By:	/s/ William J. Gallagher

Name:	William J. Gallagher

Title:

Date: